Exhibit 8.2

Hunton Andrews Kurth LLP 1445 Ross Avenue Suite 3700 Dallas, TEXAS 75202 Tel 214 · 979 · 3300 Fax 214 · 880 · 0011 www.hunton.com

August 4, 2026

Grand River Commerce, Inc.

4471 Wilson Avenue SW

Grandville, MI 49418

Re:	Federal Income Tax Opinion Issued to Grand River Commerce, Inc. in Connection with the Merger of 401 Merger Sub, Inc. with and into Grand River Commerce, Inc., Followed by the Merger of Grand River Commerce, Inc., with and into Isabella Bank Corporation

Ladies and Gentlemen:

We have acted as special tax counsel to Grand River Commerce, Inc. (“Grand River”), a Michigan corporation and bank holding company registered under the Bank Holding Company Act of 1956, as amended (the “BHC Act”) in connection with (A) (i) the merger of 401 Merger Sub, Inc. (“Merger Sub”), a Michigan corporation and a wholly owned subsidiary of Isabella Bank Corporation, a Michigan corporation and bank holding company registered under the BHC Act (“Isabella”), with and into Grand River, with Grand River surviving (the “Merger”), followed by (ii) the merger of Grand River with and into Isabella, with Isabella surviving (the “Second Step Merger,” and, together with the Merger, the “Mergers”), and (B) the preparation and filing of the Registration Statement on Form S-4 (Registration Statement No. 333-297673) (the “Registration Statement”), which includes the proxy statement/prospectus, originally filed with the U.S. Securities and Exchange Commission on August 4, 2026. Except as otherwise indicated, capitalized terms used herein shall have the meanings assigned to them in that certain Agreement and Plan of Merger, dated as of June 11, 2026, by and among Isabella, Merger Sub, and Grand River (the “Merger Agreement”).

Set forth below is our opinion, together with the assumptions and documents upon which we have relied in rendering our opinion.

ATLANTA   AUSTIN   BANGKOK   BOSTON   BRUSSELS   CHARLOTTE   DALLAS   DUBAI   HOUSTON   LONDON

LOS ANGELES   MIAMI   NEW YORK   RICHMOND   SAN FRANCISCO   TOKYO   TYSONS   WASHINGTON, DC

 www.Hunton.com

Grand River Commerce, Inc.

August 4, 2026

A.           Documents Reviewed

In connection with the opinion rendered below, we have reviewed and relied upon the following documents:

1.       the Merger Agreement;

2.       the Registration Statement; and

3.       such other documents as we have deemed necessary or appropriate for purposes of this letter.

B.             Assumptions

In connection with the opinion rendered below, we have assumed that:

1.       all signatures on all documents submitted to us are genuine, that all documents submitted to us as originals are authentic, that all documents submitted to us as copies are accurate, that all information submitted to us is accurate and complete, and that all persons executing and delivering originals or copies of documents examined by us are competent to execute and deliver such documents;

2.       the Mergers and the other transactions specified in the Merger Agreement have been and will be consummated as contemplated in the Merger Agreement, without waiver of any material provision thereof; and

3.       the Mergers will be reported by Isabella and Grand River on their respective income tax returns in a manner consistent with the opinions set forth below.

C.            Opinion

Based solely upon the documents and assumptions set forth above, it is our opinion that the statements regarding the U.S. federal income tax consequences set forth in the Registration Statement under the heading “Material U.S. Federal Income Tax Consequences of the Mergers” insofar as they constitute statements of law or legal conclusions, accurately describe the material U.S. federal income tax consequences of the Mergers.

Grand River Commerce, Inc.

August 4, 2026

D.             Limitations

1.       Except as otherwise indicated, the opinion contained in this letter is based upon the Internal Revenue Code of 1986, as amended (the “Code”) and its legislative history, the U.S. Department of the Treasury regulations promulgated thereunder (the “Regulations”), judicial decisions, and current administrative rulings and practices of the Internal Revenue Service, all as in effect on the date of this letter. These authorities may be amended or revoked at any time. Any such changes may or may not be retroactive with respect to transactions entered into or contemplated prior to the effective date thereof and could significantly alter the conclusions reached in this letter. There is no assurance that legislative, judicial, or administrative changes will not occur in the future. We assume no obligation to update or modify this letter to reflect any developments that may occur after the date of this letter.

2.       The opinion expressed herein represents counsel’s best legal judgment and are not binding upon the Internal Revenue Service or the courts and are dependent upon the accuracy and completeness of the documents we have reviewed under the circumstances and the assumptions made. We have made no independent investigation of the assumptions set forth above or the facts contained in the documents. No facts have come to our attention, however, that would cause us to question the accuracy and completeness of such assumptions, facts or documents in a material way. Any material inaccuracy or incompleteness in these documents or assumptions could adversely affect the opinion stated herein.

3.       No opinion is expressed as to any federal income tax consequence of the Mergers or the other transactions contemplated by the Merger Agreement except as specifically set forth herein, and this letter may not be relied upon except with respect to the consequences specifically discussed herein. This opinion do not address the various state, local or foreign tax consequences that may result from the Mergers or the other transactions contemplated by the Merger Agreement.

4.       This letter is issued to you solely for the benefit of Grand River in connection with the Mergers and the filing of the Registration Statement and no other person or entity may rely hereon without our express written consent. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the use of our name and to the reference to this opinion under the caption “Material U.S. Federal Income Tax Consequences of the Mergers” in the Registration Statement and elsewhere in the proxy statement/prospectus included therein. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the U.S. Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Hunton Andrews Kurth LLP
Hunton Andrews Kurth LLP